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                                                       EXHIBIT 21 - SUBSIDIARIES

Performance Technologies, Incorporated
March 27, 2001

PTI Virgin Islands Company, Ltd., a Foreign Sales Corporation

UconX Corporation, a Delaware Corporation doing business in California as UconX

3688283 Canada Inc., a Canada Corporation wholly owned by Performance Technologies, Incorporated

PerfTech (PTI) Canada Corporation (formerly MicroLegend Telecom Systems, Inc.), a Canada Corporation wholly owned by 3688283 Canada Inc.

PT North Carolina Corporation (formerly MicroLegend Telecom, Inc.) a Delaware Corporation